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                                                                   Exhibit 23.01


              Consent of Independent Certified Public Accountants




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Computer Integration Corp. (CIC) for the registration of 7,250,000 shares of its common stock and to the incorporation by reference therein of our report dated August 22, 1996 (except for Note 12, as to which the date is September 30, 1996), with respect to the consolidated financial statements and finanfcial statement schedules of CIC included in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.


                                                Ernst & Young LLP



West Palm Beach, Florida
August 8, 1997